Exhibit 10.1

SIXTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT

This SIXTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT (the “Amendment”), dated January 14, 2010, is entered into by and among MISCOR GROUP, LTD., an Indiana corporation (“MISCOR”), MAGNETECH INDUSTRIAL SERVICES, INC., an Indiana corporation (“MIS”), MARTELL ELECTRIC, LLC, an Indiana limited liability company (“Martell”), HK ENGINE COMPONENTS, LLC, an Indiana limited liability company (“HK”), IDEAL CONSOLIDATED, INC., an Indiana corporation (“Ideal”), and AMERICAN MOTIVE POWER, INC., a Nevada corporation (“AMP” and together with MISCOR, MIS, Martell, HK and Ideal, the “Borrowers” and each a “Borrower”) and WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”), acting through its Wells Fargo Business Credit operating division.

RECITALS

The Lender and the Borrowers are parties to a Credit and Security Agreement dated January 14, 2008, as amended (the “Credit Agreement”).

The Borrowers have advised the Lender that they intend to sell the Construction and Engineering Services segment of the Borrowers’ business, consisting of Martell and Ideal (the “CES Sale”) and have requested the Lender’s consent to the CES Sale, which the Lender is willing to do pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1. Defined Terms.  Capitalized terms used in this Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein.  In addition, in the event the CES Sale has not been consummated on or prior to January 15, 2010, Section 1.1 of the Credit Agreement shall be amended by amending the following definitions:

“Borrowing Base” means at any time the lesser of:

(a)           The Maximum Line Amount; or

(b)           Subject to change from time to time in the Lender’s sole discretion, the sum of:

(i)           The lesser of (A) the sum of (1) the product of the Accounts Advance Rate times Eligible Accounts of each of MIS, HK, Martell, Ideal and AMP, plus (2) the lesser of (y) the product of the Special Accounts Advance Rate times Eligible Progress Accounts of each of Martell and Ideal, or (z) $1,450,000; provided, such amount shall be reduced on a weekly basis commencing January 15, 2010, and on each Friday thereafter by $40,000 per week; or (B) $5,800,000, less

(ii)           The Borrowing Base Reserve, less

(iii)           The Personal Property Tax Reserve, less

(iv)           The Real Estate Tax Reserve, less

(v)           The Landlord Reserve, less

(vi)           Indebtedness that any Borrower owes to the Lender that has not yet been advanced on the Revolving Note, including, without limitation, the L/C Amount, and the dollar amount that the Lender in its reasonable discretion then determines to be a reasonable determination of each Borrower’s credit exposure with respect to any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement offered to any Borrower by Lender that is not described in Article II of this Agreement.

“Special Accounts Advance Rate” means up to thirty five percent (35%); provided, such percentage shall be reduced on a weekly basis commencing January 15, 2010 and on each Friday thereafter by one percent (1.0%) per week, or such lesser rate as the Lender in its sole discretion may deem appropriate from time to time, including, without limitation, in the event the Borrowers hereafter request that the Lender make Advances based on Inventory.

2.           Amendment of Section 2.6(a).  Section 2.6(a) of the Credit Agreement shall be amended to read as follows:

(a)           In equal monthly installments of Ten Thousand Four Hundred Seventeen Dollars ($10,417) each, beginning on the first day of the month following the making of the Real Estate Advance, and on the first day of each month thereafter, and commencing on January 15, 2010, and on Friday of each week thereafter, in additional equal weekly installments of Ten Thousand Dollars ($10,000) each, with a final payment of the entire unpaid principal balance of the Real Estate Note, and all unpaid interest accrued thereon, due on January 1, 2018; and

3.           No Other Changes.  Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

4.           Consent to CES Sale.  The Borrowers have advised the Lender that they intend to sell the Construction and Engineering Services segment of their business through a sale of the capital stock of Ideal and the membership units of Martell, substantially in accordance with the terms of that certain Letter of Intent dated December 7, 2009, by John A. Martell and Bonnie M. Martell (the “LOI”).  Subject to the satisfaction of the following conditions in a manner satisfactory to the Lender in its sole discretion, the Lender consents to the CES Sale and agrees to release its liens on the assets of Ideal and Martell, as well as the capital stock of Ideal and the membership units of Martell, upon consummation of the CES Sale:

(a)           The cash portion of the purchase price payable to MISCOR shall be sufficient to repay and eliminate the portion of the revolving credit facility based upon Eligible Progress Accounts of each of Ideal and Martell, and in no event shall the cash portion of the purchase price be less than One Million Three Hundred Thousand Dollars ($1,300,000).

(b)           The Definitive Acquisition Agreement (as defined in the LOI) shall be in form and substance acceptable to the Lender in its discretion.

5.           Payments to Subordinated Creditor.  Notwithstanding anything to the contrary in the Credit Agreement or any Subordination Agreement, in connection with the CES Sale and as partial consideration for the purchase price payable in the CES Sale, the Lender hereby agrees that not more than Two Million Dollars ($2,000,000) of currently outstanding subordinated debt of the Borrowers owing to John A. Martell may be forgiven and a new note shall be issued to Mr. Martell (“New Martell Note”) for the remaining subordinated debt, which Note may also include any other indebtedness due Mr. Martell by Borrowers, and which Note may be secured by a blanket security interest (“Martell Security Interest”).

The New Martell Note and Martell Security Interest shall be subordinated to the Indebtedness pursuant to a Subordination Agreement in form and substance acceptable to the Lender dated as of the date of the New Martell Note.   So long as any Indebtedness remains outstanding or the Lender has any obligation to make any Advance, no payment or reduction of any kind may be made on the New Martell Note without the prior written consent of the Lender, which consent may be provided in the sole discretion of the Lender.  The Lender hereby acknowledges that in connection with a sale of the remaining assets of MISCOR’s Rail Services Segment, it is willing to consider the Borrowers’ request to permit a payment on the New Martell Note upon the closing of such sale.

6.           Additional Conditions.  As a condition to the Lender’s agreements hereunder, the Borrowers agree to timely comply with each of the following conditions to the satisfaction of the Lender and the failure to so comply shall constitute an Event of Default:

(a)           Notwithstanding anything to the contrary contained in the Fifth Amendment to Credit Agreement between Borrowers and Lender dated September 16, 2009 or the letter agreement between Borrowers and Lender dated December 10, 2009, on or before January 27, 2010, the Borrowers shall raise at least One Million Dollars ($1,000,000) of additional capital, whether in the form of additional Subordinated Debt, proceeds of asset sales approved by the Lender and/or cash equity contributions.

(b)           On or before January 20, 2010, Keystone Consulting or another consultant acceptable to the Lender shall provide the Lender a report which validates the most recent 13-week cash flow forecast of the Borrowers provided to the Lender under Section 6.1(a) of the Credit Agreement and the Borrowers’ budget for fiscal year 2010.

7.           Conditions Precedent.  This Amendment shall be effective when the Lender shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to the Lender in its sole discretion:

(a) The Acknowledgment and Agreement of Subordinated Creditors set forth at the end of this Amendment, duly executed by each Subordinated Creditor.

(b) With respect to each Borrower, a Certificate of the Secretary of the Borrower certifying as to (i) the resolutions of the board of directors or manager, as applicable, of the Borrower approving the execution and delivery of this Amendment, (ii) the fact that the Constituent Documents of the Borrower, which were certified and delivered to the Lender pursuant to the Certificate of Authority of the Borrower’s secretary issued in connection with the original execution of the Credit Agreement, continue in full force and effect and have not been amended or otherwise modified except as set forth in the Certificate to be delivered, and (iii) certifying that the officers and agents of the Borrower who have been previously certified to the Lender as being authorized to sign and to act on behalf of the Borrower continue to be so authorized or setting forth the sample signatures of each of the officers and agents of the Borrower authorized to execute and deliver this Amendment and all other documents, agreements and certificates on behalf of the Borrower.

(c) Such other matters as the Lender may require.

8.           Representations and Warranties.  Each Borrower (as to such Borrower) hereby represents and warrants to the Lender as follows:

(a)           The Borrower has all requisite power and authority to execute this Amendment, and this Amendment, and has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligations of the Borrower, enforceable in accordance with its terms.

(b)           The execution, delivery and performance by the Borrower of this Amendment, has been duly authorized by all necessary action and does not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the Constituent Documents of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

(c)           All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

9.           References.  All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

10.           No Waiver.  The execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or a waiver of any breach, default or event of default under any Security Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.

11.           Release.  Each Borrower hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which such Borrower had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

12.           Fees, Costs and Expenses.  Each Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel.  Without limiting the generality of the foregoing, the Borrowers specifically agree to pay all reasonable fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto.  The Borrower hereby agrees that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses.

13.           Miscellaneous.  This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

Signatures appear on following page.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION		MISCOR GROUP, LTD.

By:	/s/ Daniel J. Manella	By:	/s/ John A. Martell
	Daniel J. Manella, Vice President		John A. Martell, Chief Executive Officer

MAGNETECH INDUSTRIAL SERVICES, INC.		MARTELL ELECTRIC, LLC

By:	/s/ John A. Martell	By:	/s/ John A. Martell
	John A. Martell, Chief Executive Officer		John A. Martell, Chief Executive Officer

HK ENGINE COMPONENTS, LLC

By:	/s/ John A. Martell
John A. Martell, Chief Executive Officer

IDEAL CONSOLIDATED, INC.

By:	/s/ John A. Martell
John A. Martell, Chief Executive Officer

AMERICAN MOTIVE POWER, INC.

By:	/s/ John A. Martell
John A. Martell, Chief Executive Officer